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                                                                      EXHIBIT 15




July 21, 2000


Board of Directors
Superior Uniform Group, Inc.
Seminole, Florida

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Superior Uniform Group, Inc. for the periods ended June 30, 2000 and 1999, as indicated in our report dated July 20, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, is incorporated by reference in Registration Statement No. 2-85796 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche, LLP
----------------------------
    Deloitte & Touche, LLP


Certified Public Accountants
Tampa, Florida